Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Robust Loan and Deposit Growth, Record Revenue, and Investment in Digital Assets to Drive Future Performance

Jericho, NY – January 25, 2021 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the fourth quarter and the full year 2020. Significant achievements during the current quarter when compared to the third quarter 2020 (“linked quarter”) include:

●	Net income increased to $3.9 million, or $0.51 per diluted share, as compared to $3.6 million, or $0.48 per diluted share on a linked quarter basis. Net income and diluted earnings per share were $3.9 million and $0.50, respectively, for the fourth quarter of 2019.

●	Industry leading returns on average assets and common equity of 1.70% and 12.54%, respectively, as compared to 1.60% and 11.99% on a linked quarter basis.

●	Significant improvement in our net interest margin to 4.49% when compared to 4.23% on a linked quarter basis, primarily driven by our growth in higher yielding attorney commercial loans.

●	Loans increased $36.8 million, or 23% annualized, to $672.4 million on a linked quarter basis due to our commercial loan growth. Loans increased $107.1 million, or 19%, from year end 2019 due to growth in our commercial and multifamily loan portfolios.

●	Deposits increased $58.5 million, or 31% annualized, to $804.1 million on a linked quarter basis, primarily driven by attorney commercial deposits, with a cost of funds of 0.11% (including demand deposits). Demand deposits, totaling $351.7 million, represent 44% of total deposits while off-balance sheet sweep funds totaled $380 million at year end, demonstrating the continued strength of our branchless core business model.

●	Merchant fee income from our payment processing platform increased 23% to $4.6 million on a linked quarter basis as we continue to expand our merchant relationships and increase processing volumes. Total fee income represents 32% of total revenue for the fourth quarter of 2020.
●	Continued solid asset quality metrics with nonperforming loans to total loans of 0.34% and a reserve for loan losses to total loans of 1.70%. The reserve ratio is 1.75%, excluding $21.9 million in SBA guaranteed PPP loans.
●	In October 2020, we launched a new suite of best-in-class digital assets including our customer centric CRM coupled with our digital marketing resources, newly designed and highly functional website, and new brand image to support future growth. These innovative digital technologies will support seamless communication to the communities we serve, significantly enhance our multimedia digital marketing capabilities, streamline our on-line functionality and associated application processes, and support our industry leading performance metrics through the next decade and beyond.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our new Esquire brand and digital assets will transform the current and future business verticals we serve across the country,” stated Tony Coelho, Chairman of the Board. “This will ensure the markets we serve view our Company as a leading financial and technology provider in the industry.”

“Despite the effects of the pandemic and economic recession, our Company continues to generate industry leading returns as a result of our unique national business model, stable payment processing fee income and low-cost branchless core funding sources,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our strong balance sheet coupled with our industry leading returns will continue to allow the Company to take advantage of new opportunities and navigate this challenging environment.”

Fourth Quarter Earnings

Net income for the quarter ended December 31, 2020 was $3.9 million, or $0.51 per diluted share, compared to $3.9 million, or $0.50 per diluted share for the same period in 2019. Returns on average assets and common equity for the current quarter were 1.70% and 12.54%, respectively, compared to 2.01% and 14.19% for the same period of 2019.

Net interest income for the fourth quarter of 2020 increased $1.0 million, or 11.6%, to $9.9 million, due to growth in average interest earning assets totaling $142.0 million, or 19.4%, to $875.5 million when compared to the same period in 2019. Our net interest margin decreased 30 basis points to 4.49% for the fourth quarter of 2020 compared to 4.79% for the same period in 2019 primarily due to the historically low interest rate environment and its negative effects on securities, interest earning cash and short-term repo investment yields.  Further, declines in loan yields were primarily offset by rate reductions on deposits as part of the Company’s overall asset/liability management strategy. Average loans in the quarter increased $125.9 million, or 23.6%, to $658.9 million when compared to the fourth quarter of 2019 with growth in all categories, excluding consumer. Our loan-to-deposit ratio was 83.6% with loan growth funded by low-cost deposits.

The provision for loan losses was $1.6 million for the fourth quarter of 2020, a $950 thousand increase from the comparable period in 2019. During the current quarter, the Company charged-off $1.7 million in consumer post-settlement loans tied to our legacy NFL portfolio, totaling $25.9 million at year end. As previously disclosed, we believe the portfolio’s duration has extended as a result of revisions to various claims administration protocols surrounding potential claims of fraud and the ongoing effects of the pandemic coupled with revised qualifying physician requirements. We ceased originating these loans in 2017. Other factors affecting our current quarter provision include loan growth and the ongoing effects of the pandemic on economic and non-economic risk factors associated with the allowance for loan losses. As of December 31, 2020, Esquire had nonperforming loans to total loans of 0.34%, an allowance to nonperforming loans of 495% and an allowance to loans of 1.70%.

Noninterest income increased $1.5 million, or 48.2%, to $4.7 million for the fourth quarter of 2020 as compared to the fourth quarter of 2019. Our merchant payment processing platform experienced strong growth as payment processing fees increased $1.6 million, or 53.3%, to $4.6 million compared to the same period in 2019. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), increased number of merchants, volume increases and increased fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. Our merchant processing volumes increased $1.2 billion, or 38%, to $4.4 billion for the quarter ended December 31, 2020 as compared to the same period in 2019. Other noninterest income, consisting primarily of ASP fee income, declined by $65 thousand compared to the same period in 2019 due to significant reductions in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates. Off-balance sheet sweep funds totaled $380 million at quarter end, demonstrating the continued strength of our branchless core business model.

Noninterest expense increased $1.4 million, or 22.0%, to $7.7 million for the fourth quarter of 2020 as compared to the same period in 2019. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, data processing and occupancy and equipment costs, partially offset by a decrease in travel and sales related costs. Employee compensation and benefits costs increased $588 thousand, or 15.3%, due to increases in staffing to support continued growth, investment in our digital platform and the impact of salary and stock-based compensation increases.  These increases were partially offset by various capitalized compensation costs associated with the development of certain digital assets in 2020. Advertising and marketing costs increased $242 thousand due to the launch of our new suite of best-in-class digital technologies and associated marketing efforts surrounding our new brand launch. Data processing costs increased $235 thousand, or 38.3%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $172 thousand, or 33.4%, primarily due to our investment in internally developed software to support our new digital platform, precautionary office cleaning costs related to COVID-19 and additional office space to support continued growth. Travel and sales related costs decreased $138 thousand, or 78.9%, due to a freeze on travel and a transition to webcast-based business development and digital marketing.

The Company’s efficiency ratio was 53.1% for the three months ended December 31, 2020 as compared to 52.8% for the same period in 2019.  Overall, the increase in noninterest expense can be primarily attributed to our overall growth, including our payment processing vertical, significant investment in our new suite of best-in-class digital technologies and investment in people with a focus on technology, sales, and risk management.  We believe this current investment in technology, people and resources will continue to enhance our growth prospects in 2021 and beyond.

The effective tax rate was approximately 26.5% for the fourth quarter 2020 as compared to approximately 23.7% for the same period in 2019 primarily because of certain technology tax credits in 2019.

Year to Date Earnings

Net income for the year ended December 31, 2020 was $12.6 million, or $1.65 per diluted share, compared to $14.1 million, or $1.82 per diluted share for the same period in 2019. Returns on average assets and common equity for the current period were 1.45% and 10.69%, respectively, compared to 1.93% and 13.95% for the same period of 2019. The primary factors negatively affecting our performance metrics in 2020 included a $4.4 million increase in the provision for loan losses and a decline of 39 basis points in our net interest margin.

Net interest income for the year ended December 31, 2020 increased $3.3 million, or 9.8%, to $37.4 million, due to growth in average interest earning assets totaling $135.6 million, or 19.3%, to $837.9 million when compared to the same period in 2019. Average loans for the year ended December 31, 2020 increased $97.7 million, or 19.3%, to $605.3 million when compared to the year ended December 31, 2019, with growth concentrated in our attorney commercial, multifamily and commercial real estate portfolios. Our net interest margin decreased 39 basis points to 4.47% for the year ended December 31, 2020 compared to 4.86% for the same period in 2019.  This was primarily due to the historically low interest rate environment and its negative effects on securities and interest earning cash yields as well as elevated cash balances due to the influx of low-cost core deposits.  Further, declines in loan yields were primarily offset by rate reductions on deposits as part of the Company’s overall asset/liability management strategy.

The provision for loan losses was $6.3 million for the year ended December 31, 2020, a $4.4 million increase from the comparable period in 2019. The higher provision was primarily due to the ongoing effects of the pandemic on economic and non-economic risk factors associated with the allowance for loan losses, loan growth and the aforementioned consumer loan charge-offs related to our legacy NFL portfolio.

Noninterest income increased $2.8 million, or 24.0%, to $14.6 million for the year ended December 31, 2020 as compared to the same period in 2019. Our merchant payment processing platform experienced strong growth that was partially offset by decreased income on ASP fees for off-balance sheet funds. Merchant processing income increased $3.1 million, or 28.5%, due to the expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income.  Other noninterest income, consisting primarily of ASP fee income, declined by $287 thousand compared to the same period in 2019 due to significant reductions in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.

Noninterest expense increased $3.7 million, or 15.0%, to $28.7 million for the year ended December 31, 2020 as compared to the same period in 2019. This increase was primarily driven by increases in employee compensation and benefits, data processing costs, occupancy and equipment costs, professional and consulting fees, and certain other expenses offset by decreases in travel and sales related costs. Employee compensation and benefits costs increased $2.2 million, or 15.0%, due to increases in staffing to support our continued growth, investment in our digital platform and the impact of salary and stock-based compensation increases. Data processing costs increased $650 thousand, or 26.3% due to increased processing volume, primarily driven by our core banking platform, as well as additional costs related to our technology implementations. Occupancy and equipment costs increased $509 thousand, or 26.6%, primarily due to our investment in internally developed software to support our digital platform, precautionary office cleaning costs related to COVID-19 and additional office space to support growth. Professional and consulting fees increased $310 thousand, or 10.6%, driven by the expansion of our technology initiatives tied to our digital platform. During the year, expenses related to donations to charitable organizations increased as we focused on our corporate responsibility to support those impacted by the current crisis. Travel and sales related costs decreased $338 thousand, or 61.7%, due to a freeze on travel and a transition to webcast-based business development and digital marketing. The Company’s efficiency ratio was 55.0% for the year ended December 31, 2020 as compared to 54.3% for the same period in 2019 as we continue to strategically invest in our Company’s future. We believe this investment in technology, people and resources will significantly enhance our growth prospects in 2021 and beyond.

The effective tax rate for the year ended 2020 was approximately 26.5% as compared to approximately 26.1% for same period in 2019.

Asset Quality

Nonperforming assets, totaling $2.3 million, consisted of several nonaccrual NFL consumer post settlement loans. As of December 31, 2020, nonperforming assets as a percentage of total loans, total assets, and the allowance for loan losses to nonperforming assets were 0.34%, 0.25% and 495%, respectively. As of December 31, 2020, the allowance for loan losses was $11.4 million, or 1.70% of total loans, as compared to $7.0 million, or 1.24% of total loans at December 31, 2019. Excluding SBA guaranteed PPP loans totaling $21.9 million, the allowance to total loans was 1.75% and remains elevated from 2019 levels due to the ongoing negative effects of the pandemic on the overall economy.

Balance Sheet

At December 31, 2020, total assets were $936.7 million, reflecting a $138.7 million, or 17.4% increase from December 31, 2019. This increase is attributable to increases in loans totaling $107.1 million, or 18.9%, to $672.4 million, primarily driven by attorney commercial and multifamily loans, funded with low-cost deposits. Commencing in the fourth quarter of 2020, we invested $51.7 million of excess funds in securities purchased under agreements to resell, collateralized by GNMA eligible mortgages. Our available-for-sale securities portfolio decreased $28.8 million, or 19.6%, to $117.7 million as compared to December 31, 2019 primarily due to accelerated prepayments due to the prolonged low interest rate environment.

Total deposits were $804.1 million as of December 31, 2020, a $123.4 million, or 18.1% increase from December 31, 2019. This was primarily due to a $149.9 million, or 74.2%, increase in noninterest bearing demand deposits to $351.7 million, offset by a $17.9 million, or 3.9% decrease in Savings, NOW and Money Market deposits to $441.2 million and a $8.5 million, or 43.3%, decrease in time deposits. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms.  Off-balance sheet sweep funds total $380 million at year end.  Our deposit growth, and our off-balance sheet funds, continues to demonstrate the strength of our unique branchless and low-cost funding model.

Stockholders’ equity increased $15.0 million to $126.1 million as of December 31, 2020 compared to December 31, 2019. As of December 31, 2020, 34,306 shares of treasury stock were repurchased at a cost of $567 thousand under the Company’s previously announced stock repurchase program, authorizing the repurchase of up to 300,000 shares of our common stock. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

COVID-19 Pandemic

We implemented a customer payment deferral program (principal and interest) to assist business borrowers and certain consumers that may be experiencing financial hardship due to COVID-19 related challenges. These loans will continue to accrue interest during the deferral period unless otherwise classified as nonaccrual. Consistent with the CARES ACT and regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. There were no delinquent loans upon adoption of our payment deferral program. The following table provides information regarding payment deferral loans.

	As of December 31, 2020
	(Dollars in thousands)
			Weighted Average	Weighted Average
	Number of	Loan	Debt Service	Loan to
	Borrowers	Balance	Coverage	Value Ratio
1 – 4 family	3	$11,430	1.35x	69%
Multifamily	4	10,332	1.21x	64
Commercial real estate	2	7,452	1.25x	49
Consumer	3	9	NA	NA
Total	12	$29,223

From a merchant processing perspective, we have taken action to identify and assess our COVID-19 related credit exposure, primarily defined as merchant returns and chargebacks, by merchant industry type and category. These industry types include, but are not limited to, restaurants, hospitality, travel, and entertainment. We have also assessed the level and adequacy of our ISO and merchant reserves held on deposit at Esquire Bank. Currently, based on our assessments, we have not identified any elevated credit risk in these affected industry types and other categories and our return and chargeback ratios remain relatively consistent with pre-COVID-19 levels.

The COVID-19 pandemic may continue to impact our financial results and demand for our products and services in 2021 and potentially beyond. The short and long-term implications of this healthcare and economic crisis may continue to affect our revenues, earnings results, allowance for loan losses, capital reserves, and liquidity in the future.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible merchant payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$65,185	$61,806
Securities purchased under agreements to resell, at cost	51,726	—
Securities available for sale, at fair value	117,655	146,419
Securities, restricted at cost	2,694	2,665
Loans	672,421	565,369
Less: allowance for loan losses	(11,402)	(6,989)
Loans, net of allowance	661,019	558,380
Premises and equipment, net	3,017	2,835
Other assets	35,418	25,903
Total Assets	$936,714	$798,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$351,692	$201,837
Savings, NOW and money market deposits	441,160	459,037
Certificates of deposit	11,202	19,746
Total deposits	804,054	680,620
Other liabilities	6,584	6,326
Total liabilities	810,638	686,946
Total stockholders' equity	126,076	111,062
Total Liabilities and Stockholders' Equity	$936,714	$798,008

Selected Financial Data
Common shares outstanding	7,793,482	7,652,170
Book value per share	$16.18	$14.51
Equity to assets	13.46%	13.92%

Capital Ratios (1)
Tier 1 leverage ratio	12.51%	13.50%
Common equity tier 1 capital ratio	15.44%	16.68%
Tier 1 capital ratio	15.44%	16.68%
Total capital ratio	16.69%	17.83%

Asset Quality
Nonaccrual loans	$2,303	$1,476

Allowance for loan losses to total loans	1.70%	1.24%
Nonperforming loans to total loans	0.34%	0.26%
Nonperforming assets to total assets	0.25%	0.18%
Allowance to nonperforming loans	495%	474%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Interest income	$10,094	$9,356	$38,630	$36,659
Interest expense	213	504	1,190	2,548
Net interest income	9,881	8,852	37,440	34,111
Provision for loan losses	1,550	600	6,250	1,850
Net interest income after provision for loan losses	8,331	8,252	31,190	32,261

Noninterest income:
Merchant processing income	4,572	2,983	14,099	10,976
Other noninterest income	116	181	548	835
Total noninterest income	4,688	3,164	14,647	11,811

Noninterest expense:
Employee compensation and benefits	4,424	3,836	16,873	14,677
Other expenses	3,314	2,505	11,797	10,257
Total noninterest expense	7,738	6,341	28,670	24,934
Income before income taxes	5,281	5,075	17,167	19,138
Income taxes	1,399	1,202	4,549	4,995
Net income	$3,882	$3,873	$12,618	$14,143

Earnings Per Share
Basic	$0.52	$0.52	$1.70	$1.91
Diluted	$0.51	$0.50	$1.65	$1.82

Selected Financial Data
Return on average assets	1.70%	2.01%	1.45%	1.93%
Return on average equity	12.54%	14.19%	10.69%	13.95%
Net interest margin	4.49%	4.79%	4.47%	4.86%
Efficiency ratio (1)	53.1%	52.8%	55.0%	54.3%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended December 31,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$658,855	$9,533	5.76%	$532,938	$8,266	6.15%
Securities, includes restricted stock	115,370	423	1.46%	136,401	836	2.43%
Securities purchased under agreements to resell	29,447	94	1.27%	—	—	—%
Interest earning cash and other	71,789	44	0.24%	64,073	254	1.57%
Total interest earning assets	875,461	10,094	4.59%	733,412	9,356	5.06%

NONINTEREST EARNING ASSETS	30,724			31,939

TOTAL AVERAGE ASSETS	$906,185			$765,351

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$407,186	$191	0.19%	$394,969	$405	0.41%
Time deposits	10,185	21	0.82%	19,909	98	1.95%
Total interest bearing deposits	417,371	212	0.20%	414,878	503	0.48%
Short-term borrowings	55	—	—%	1	—	—%
Secured borrowings	82	1	4.85%	87	1	4.56%
Total interest bearing liabilities	417,508	213	0.20%	414,966	504	0.48%

NONINTEREST BEARING LIABILITIES
Demand deposits	353,531			232,267
Other liabilities	11,985			9,817
Total noninterest bearing liabilities	365,516			242,084
Stockholders' equity	123,161			108,301

TOTAL AVG. LIABILITIES AND EQUITY	$906,185			$765,351
Net interest income		$9,881			$8,852
Net interest spread			4.39%			4.58%
Net interest margin			4.49%			4.79%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Year Ended December 31,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$605,273	$35,588	5.88%	$507,546	$31,790	6.26%
Securities, includes restricted stock	126,166	2,556	2.03%	147,737	3,909	2.65%
Securities purchased under agreements to resell	7,402	94	1.27%	—	—	—%
Interest earning cash and other	99,069	392	0.40%	47,059	960	2.04%
Total interest earning assets	837,910	38,630	4.61%	702,342	36,659	5.22%

NONINTEREST EARNING ASSETS	30,028			30,700

TOTAL AVERAGE ASSETS	$867,938			$733,042

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$421,530	$888	0.21%	$366,430	$2,070	0.56%
Time deposits	16,785	297	1.77%	20,002	473	2.36%
Total interest bearing deposits	438,315	1,185	0.27%	386,432	2,543	0.66%
Short-term borrowings	29	—	—%	1	—	—%
Secured borrowings	84	5	5.95%	88	5	5.68%
Total interest bearing liabilities	438,428	1,190	0.27%	386,521	2,548	0.66%

NONINTEREST BEARING LIABILITIES
Demand deposits	301,359			236,918
Other liabilities	10,066			8,216
Total noninterest bearing liabilities	311,425			245,134
Stockholders' equity	118,085			101,387

TOTAL AVG. LIABILITIES AND EQUITY	$867,938			$733,042
Net interest income		$37,440			$34,111
Net interest spread			4.34%			4.56%
Net interest margin			4.47%			4.86%